EXHIBIT 21.1

SUBSIDIARIES OF WILSON GREATBATCH TECHNOLOGIES, INC.

Incorporated

WGL Intermediate Holdings, Inc.	Delaware
(direct subsidiary of Wilson Greatbatch Techologies, Inc.)

Wilson Greatbatch Ltd.	New York
(direct subsidiary of WGL Intermediate Holdings, Inc.)

Greatbatch-Hittman, Inc.	Delaware
(direct subsidiary of Wilson Greatbatch Ltd.)

Battery Engineering, Inc.	Massachusetts
(direct subsidiary of Wilson Greatbatch Ltd.)

Wilson Greatbatch Foreign Sales Corporation	Barbados
(direct subsidiary of Wilson Greatbatch Ltd.)

Greatbatch-Sierra, Inc.	Delaware
(direct subsidiary of Greatbatch-Hittman, Inc.)